GlaxoSmithKline plc S-8

Exhibit 4.9

AMENDMENT NO. 3

TO THE

GSK PR 401(k) PLAN

(As Amended and Restated Effective April 1, 2013)

Pursuant to resolutions of the Board of Directors of GlaxoSmithKline Puerto Rico Inc. approved on July __, 2019, the GSK PR 401(k) Plan (the “Plan”) is amended as follows, effective as of October 5, 2018:

Section 6.1.2 is hereby amended in its entirety to read as follows:

“6.1.2                A Participant may elect to receive his distribution, as paid to him or applied for his benefit upon Separation from Service, in any of the following forms of distribution:

6.1.2.1	Effective on and after October 5, 2018, in partial distributions of no less than $10,000 per distribution. No more than four (4) partial distributions may be elected by a Participant in any Plan Year. The portion of the Participant’s Account that remains following a partial distribution shall continue to be adjusted to reflect any gains, losses, income and expenses of any Investment Fund. At any time after having received one or more partial distributions, a Participant may elect, in the form and manner required by the Committee, to receive his remaining Account paid in the form of a single sum payment or in installments as permitted in accordance with this Section 6.1.2.

6.1.2.2	A single sum payment.

6.1.2.3	In annual installments over a period not extending beyond 20 years (or 5 years for distributions made before January 1, 2016) or, if shorter, the life expectancy of the Participant or the joint life expectancy of the Participant and the Participant’s beneficiary. Installments are an available form of benefit only if the Participant’s Account is more than $5,000 (as determined pursuant to Section 6.1.1). While any annual installments remain unpaid, the value of the Participant’s Account shall continue to be adjusted to reflect any gains, losses, income and expenses of the Investment Fund. A Participant may elect, in the form and manner required by the Committee, to accelerate the payment of the Account and receive a single sum payment.”

Executed this ___ day of July, 2019.

GlaxoSmithKline Puerto Rico Inc.,
a GlaxoSmithKline company

By:

Name:

Title: